AMENDMENT NO. 1
                               TO
                  LIMITED PARTNERSHIP AGREEMENT
                               OF
                 KAAHUMANU CENTER ASSOCIATES



          THIS AMENDMENT is made this 27th day of April, 1995, between MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation
("MLP") and the EMPLOYEES' RETIREMENT SYSTEM OF THE STATE OF
HAWAII, a quasi-governmental agency ("ERS"):

                        WITNESSETH THAT:

          WHEREAS, MLP and ERS entered into that certain LIMITED PARTNERSHIP AGREEMENT OF KAAHUMANU CENTER ASSOCIATES ("L. P. Agreement") dated June 23, 1993, forming a limited partnership ("KCA") to expand, own and operate Kaahumanu Shopping Center ("Center") in Kahului, Maui, Hawaii; and

          WHEREAS, ERS and MLP have agreed that (i) KCA shall reimburse MLP for funds provided to KCA to construct the Sears Parking Structure B (the "Structure"); (ii) that such reimbursement shall be made from proceeds of the 1995 Financing (as defined below) promptly after funding of such 1995 Financing and (iii) that in connection therewith certain amendments shall be made to the Limited Partnership Agreement affecting distribution priorities and related matters;

          NOW, THEREFORE, in consideration of the premises, the mutual promises, obligations and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MLP and ERS, intending to be legally bound, do hereby agree as follows:

          The L. P. Agreement shall be and is hereby amended in the following respects:

1. Definitions. Section 1.1 shall be amended by adding the following:

          (19.1) "Covered Capital Proceeds" means (i) Capital Proceeds (computed after deduction of the amounts provided by clauses (x) and (y) of Section 1.1(12)(i)) constituting excess funds received from a refinancing of Partnership indebtedness secured by one or more mortgages of its real property, if all of the Partners have given their written consent to such refinancing; and (ii) Capital Proceeds (computed after deduction of the amounts provided by clauses (x) and (y) of
     Section 1.1(12)(ii)) derived from a sale of all or substantially all of the Property (excluding the granting of a lien or security interest in the Property, and also excluding an exchange for other real property except to the extent cash or cash equivalents constituting Capital Proceeds are received by the Partnership as partial consideration for such exchange) to a third party unrelated to the Partnership or any of its Partners, in a transaction that has been negotiated at arm's length with such third party and as to which all of the Partners have given their written consent. Notwithstanding the foregoing, "Covered Capital Proceeds" shall in all events exclude (i) Capital Proceeds derived from the $65,000,000 term loan (the "1995 Financing") from Bank of Hawaii for the purpose of providing permanent financing for the Center, including repayment of indebtedness to John Hancock Mutual Life Insurance Company secured by a first mortgage on the Property, refinancing of the Partnership's $35,000,000 construction loan, and reimbursement to MLP of sums provided by it to the Partnership to finance construction of the Structure; (ii) Capital Proceeds derived from any borrowing pursuant to any Loan Proposal or Alternative Loan Proposal (as defined on page B-3 of Exhibit B) unless all Partners have given their written consent to the total amount of such borrowing; (iii) Capital Proceeds derived from any Deficit Loan; (iv) Capital Proceeds derived from any other transaction if all of the Partners agree in writing that the proceeds of such transaction shall not constitute Covered Capital Proceeds; and (v) Capital Proceeds derived from any sale of all or substantially all of the Property that is accomplished without the affirmative written consent of all Partners (including without limitation any such sale that is accomplished without such written consent as the result of a foreclosure, bankruptcy, receivership, partnership dissolution or other proceeding conducted or supervised by any court), provided, however, that notwithstanding any other provision of this subparagraph (19.1), written consent from a Defaulter shall not be required in order for Capital Proceeds from a sale of all or substantially all of the Property to constitute Covered Capital Proceeds if all of the following conditions have been satisfied: (A) such sale occurs in the course of the Partnership's dissolution and liquidation; (B) such dissolution results from an Event of Default on the part of the Defaulter described in subsection (a), (c), (d), (e), (f) or (g) of Section 9.1.1; (C) the Non-Defaulter validly elects pursuant to Section 9.3(a) to dissolve and terminate the Partnership by reason of such Event of Default; and (D) the Non-Defaulter gives written notice of such election to the Defaulter within the period beginning on the date of expiration of any applicable cure or other remediation period pertaining to Sections 9.1.1(a) or 9.1.1(c) through (g), and ending on the first anniversary of the date the Non-Defaulter received notice of the event that (following expiration of such time periods without cure or remediation having been accomplished) resulted in the Event of Default, it being agreed that any election of the Non-Defaulter to seek remedies under Section 9.3(b) shall neither extend nor terminate the time period provided above within which to provide the notice of election to dissolve, and provided further that if the Defaulter cures the Event of Default at any time prior to delivery by the Non-Defaulter of the notice of election to dissolve, the Non-Defaulter's right to dissolve by reason of such Event of Default shall thereupon terminate.

          (27.1) "ERS Preferred Capital Distribution" shall have the meaning specified in Sections 4.3 and 9.4.3.

          (45.1) "MLP Preferred Capital Distribution" shall have the meaning specified in Sections 4.3 and 9.4.3.

2. Partner Advances. Section 3.3.3 is amended by revising paragraphs (b) and (c) thereof to read in their entirety as follows:

          (b) If the Managing Partner elects in its sole discretion either to make no advances to the Partnership under the circumstances described in Section 3.3.3(a), or to advance less than the total amount required to enable the Partnership to avoid such Cash Flow Deficit, the remaining Partner(s) may elect, in its sole discretion, to make advances of all or any portion of the remaining amount necessary to avoid such Cash Flow Deficit.

          (c)  Any advance made by the Managing Partner under
     Section 3.3.3(a) or by any other Partner under Section 3.3.3(b) is herein called a "Partner Advance." Partner Advances shall bear interest at either (i) one percent (1%) above the rate (calculated daily) as is being charged the Partnership under the first mortgage loan which then encumbers the Property or any part thereof, or, (ii) if no first mortgage loan exists, at the same rate as the Prime Rate plus two percent (2%), or, (iii) at an interest rate negotiated between the Partnership and the Partner making an advance.

 3. Section 3.5 Preferred Returns. Section 3.5.3(c) is hereby amended to read as follows:

               (c)  Unreturned Contributions.  At any given time,
     (i) the then Unreturned ERS Contribution shall equal the ERS Contribution less the distributions made to ERS (or its successor) pursuant to priorities Fifth and Seventh of
     Section 4.3, and (ii) the then Unreturned MLP Contribution shall equal the MLP Contribution less the distributions made to MLP (or its successor) pursuant to priorities Sixth and Seventh of Section 4.3; provided, however, that for purposes of calculating the then Unreturned ERS Contribution and the then Unreturned MLP Contribution, any capital contribution made by ERS or MLP after Conversion of the ERS Loan shall be disregarded. Capital Proceeds derived from the 1995 Financing that are distributed pursuant to priority Seventh of Section
     4.3 shall reduce the Unreturned ERS Contribution and the Unreturned MLP Contribution in accordance with this Section 3.5.3(c).

4. Distribution of Capital Proceeds. Section 4.3 is hereby amended to read as follows:

          Section 4.3    Distribution of Capital Proceeds.

          Except as provided in Section 9.4.3 (which shall apply in lieu of this Section 4.3 to any distribution of Capital Proceeds or Covered Capital Proceeds received in connection with dissolution and liquidation of the Partnership), the Managing Partner shall apply and distribute the Capital Proceeds or Covered Capital Proceeds received by the Partnership within thirty (30) calendar days after receipt in accordance with following priorities:

          First: Debt Service and any other loans secured by the Property, in order of their secured priority

          Second:   Partner Advances

          Third:    Accrued and unpaid portions of the ERS
                    Preferred Return

          Fourth:   Accrued and unpaid portions of the MLP
                    Preferred Return

          Fifth: ERS Preferred Capital Distribution--payment to ERS of any then Unreturned ERS Contribution

          Sixth: MLP Preferred Capital Distribution--payment to MLP of any then Unreturned MLP Contribution

          Seventh: Balance to each Partner in proportion to each Partner's Percentage Interest, and with equal priority provided, however, that priorities Fifth and Sixth shall apply only with respect to distributions of Covered Capital
     Proceeds.

5.   Distribution in Liquidation.

          Section 9.4.3 is hereby amended to read as follows:

          9.4.3 Distribution in Liquidation. The assets of the Partnership shall be applied or distributed in liquidation in the following manner and in the following order or priority:

               (a) In payment of debts and obligations of the Partnership owed to third parties, the secured debts of Partners and to the expenses of liquidation in the order of priority as provided by law, including the amount of the accrued and unpaid portion of the Operator's Fee for the Operator; then

               (b) To the setting up of any reserves for a period of up to twelve (12) months which the Partners or the Non-Defaulter, as the case may be, may deem necessary for any contingent or unforeseen liabilities or obligations to third parties of the Partnership; then

               (c) To payment of unsecured debts and obligations of the Partnership to any Partner; then

               (d) To the payment of Partner Advances made to the Partnership by any Partner; then

               (e) To the payment of the accrued and unpaid portions of the ERS Preferred Return; then

               (f) To the payment of the accrued and unpaid portions of the MLP Preferred Return; then

               (g) ERS Preferred Capital Distribution--to the payment to ERS of any then Unreturned ERS Contribution; then

               (h) MLP Preferred Capital Distribution--to the payment to MLP of any then Unreturned MLP Contribution; then

               (i) To the Partners pro rata in proportion to the positive balances then remaining in any Partners' Capital
     Accounts until said Capital Accounts have been reduced to zero; and then

               (j) The balance, if any, to the Partners pro rata in proportion to and in accordance with their respective
     Percentage Interests and with equal priority;

     provided, however, that (x) if liquidation occurs by reason of any Event of Default as to which ERS or its successor is the Defaulter, whether or not liquidating distributions include Covered Capital Proceeds paragraph
     (g) of this Section 9.4.3 shall be inapplicable and payments shall be made to MLP pursuant to paragraph (h) hereof to such extent (and only to such extent) as is necessary to cause the amount of the Unreturned MLP Contribution remaining after such payment to equal the amount of the then Unreturned ERS Contribution; and provided further that (y) if clause (x) is inapplicable, paragraphs (g) and (h) of this Section 9.4.3 shall apply only with respect to distributions of Covered Capital Proceeds.

     If the General Partner has a deficit balance in its Capital Account following the liquidation of its interest in the Partnership, as determined after taking into account all capital account adjustments for the Fiscal Year during which such liquidation occurs, the General Partner shall restore the amount of such deficit balance to the Partnership by the end of such Fiscal Year (or if later, within 90 days after the date of such liquidation), which amount shall upon liquidation of the Partnership be paid to creditors of the Partnership or distributed to other Partners in accordance with their positive Capital Account balances.

 6. Exhibit B. Exhibit B is amended by revising paragraph (b) of Section A, paragraph (b) of Section B, and paragraph (b) of Section C so that each such paragraph reads in its entirety as follows:

          (b) except as set forth in clause (ii) of this paragraph (b): (i) notwithstanding any provision of the Agreement, including this Exhibit B, a Partner, with respect to which any Event of Default exists, shall not have the right of approval while the default remains uncured; but (ii) nevertheless, in the case of a refinancing of Partnership indebtedness, or of any sale of all or substantially all of the Property, the proceeds of such transactions shall not constitute "Covered Capital Proceeds" unless (x) all Partners have given their affirmative written consent thereto (or, in the case of any refinancing accomplished as the result of a Loan Proposal or Alternative Loan Proposal, such written consent has been furnished as to the aggregate amount of such refinancing), which consent may be given or withheld in the sole discretion of each Partner, or (y) in the case of a sale of all or substantially all of the Property in the course of Partnership dissolution and liquidation, such written consent is given by all Partners other than any Defaulter from which written consent is not required by reason of conditions (A) through (D) of clause (v) of the last sentence of the definition of "Covered Capital Proceeds."

7. Incorporation of Conversion Agreement. The Partners and KCA have entered into a Conversion Agreement dated April 27, 1995.
Section 4 of the Conversion Agreement provides that MLP may elect to treat as Partner Advances certain payments made by MLP pursuant to the Limited Payment Guaranty referred to therein, and Section 5 of the Conversion Agreement establishes the effective date of the conversion of the ERS Loan into an additional 49% Percentage Interest in the Partnership. The Conversion Agreement (including without limitation Sections 4 and 5 thereof) is hereby incorporated by reference into this Amendment, and into the Limited Partnership Agreement.

8. Continuation of Other Provisions. Except as amended or modified by this Amendment (including the Conversion Agreement incorporated herein by reference) all other terms and conditions of the L. P. Agreement shall remain in full force and effect.

9. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and representatives, each on the day and year first above written.

MAUI LAND & PINEAPPLE
COMPANY, INC.


By  /s/ PAUL J. MEYER
   Its E. V. P.


By  /s/ ADELE H. SUMIDA
   Its  SECRETARY

                          "MLP"


EMPLOYEES' RETIREMENT SYSTEM
OF THE STATE OF HAWAII


By /s/ STANLEY SUI
   Its  SECRETARY


By /s/  KEN MATSUURA
   Its   CHAIRMAN

                          "ERS"